UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 26, 2015

The Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-51018

Delaware	23-3016517
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

409 Silverside Road
Wilmington, DE 19809
(Address of principal executive offices, including zip code)

302-385-5000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01       Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

The Bancorp, Inc. (the “Company”) no longer expects to file its Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (the “Form 10-K”) by the end of June, as previously stated in Item 3.01 of the Company’s Current Report on Form 8-K, filed May 11, 2015. The delay resulted because of ongoing work and analysis related to the previously reported errors, which was not completed within the time frame originally estimated.  The Company currently expects to file the Form 10-K on or about July 15, 2015 and its Form 10-Q for the three months ended March 31, 2015 shortly thereafter.

Item 8.01 Other Events

While the additional loan valuation analysis has not been fully completed, in excess of 2,500 individual loans from the discontinued and continuing business lines were evaluated. Based upon the vast majority of the work performed to date, management identified approximately $24 million of additional losses, related to discontinued operations, that were not previously reported and that will be recognized in our restated financial statements.  Additionally, approximately $15 million of losses related to discontinued loans that were resolved after the due date for that 10-K will be reflected in the 2014 income statement as a result of the delay in filing our Form 10-K for the fiscal year ended December 31, 2014. Both of these additional charges related to the Company’s discontinued commercial lending operations and will be reflected in the discontinued operations line item of the income statement.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 26, 2015	The Bancorp, Inc.

By: /s/ Paul Frenkiel
Name: Paul Frenkiel
Title: Executive Vice President, Chief Financial Officer and Secretary